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                                                                   EXHIBIT 23.2



                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------



The Board of Directors
Skechers U.S.A., Inc.


We consent to the incorporation by reference in the registration statement on Form S-8 of Skechers U.S.A., Inc. of our reports dated March 12, 1999, except as to Note 12, which is as of May 28, 1999, with respect to the consolidated balance sheets of Skechers U.S.A., Inc. and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of earnings, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended December 31, 1998, which reports appear in the June 9, 1999 registration statement on Form S-1 of Skechers U.S.A., Inc.



/s/ KPMG LLP


Los Angeles, California
September 9, 1999